EXHIBIT 16.1

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February 18, 2003


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C., 20549


We have read Item 4 of the Form 8-K dated February 14, 2003, of
Travelshorts.com, Inc. d/b/a Sharps Elimination Technologies, Inc., and are in agreement with the statements contained therein, insofar as they relate to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,


Manning Elliott